Exhibit 10.1

EXECUTION COPY

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 28, 2014, is by and among HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Parent”), HUTTIG, INC., a Delaware corporation (“Huttig”) (Parent and Huttig are sometimes collectively referred to herein as “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory to the hereinafter defined Credit Agreement, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself, as a Lender, and as Agent for Lenders (“Agent”) and the other Lenders signatory to the hereinafter defined Credit Agreement.

W I T N E S S E T H :

WHEREAS, the Borrowers, the other Credit Parties, Agent and Lenders are party to that certain Amended and Restated Credit Agreement, dated as of September 3, 2010 (as heretofore or hereafter amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, on and subject to the terms and conditions hereof, the parties hereto wish to amend certain provisions of the Credit Agreement as set forth herein; and

WHEREAS, this Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment; capitalized terms used herein without definition are so used as defined in Annex A to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Amendments. Subject to the conditions set forth below, the Credit Agreement shall be amended as follows:

(a) Section 1.5 of the Credit Agreement is hereby amended as follows:

(i) by amending and restating the grids located therein relating to the Applicable Margins (other than the Applicable Unused Line Fee Margin) in their entirety as follows:

If Average Availability is:	Level of Applicable Margins:
>$70,000,000	Level I
>$50,000,000 but <$70,000,000	Level II
>$35,000,000 but <$50,000,000	Level III
≤$35,000,000	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver	-0.50%	-0.25%	0.00%	0.25%
Index Margin
Applicable Revolver LIBOR Margin	1.50%	1.75%	2.00%	2.25%
Applicable L/C Margin	1.50%	1.75%	2.00%	2.25%

(ii) Deleting the reference therein to “October 1, 2010” therein and substituting therefor the following text:

“July 1, 2014 (provided, that for the prior period beginning as of the Third Amendment Effective Date and ending as of such delivery date following July 1, 2014, the Applicable Margins (other than the Applicable Unused Line Fee Margin) shall be set at Level 3 on the Applicable Margin grid set forth above)”

(iii) Deleting the grid therein relating to the Applicable Margin for the Applicable Unused Line Fee Margin and substituting therefor the following text:

“Notwithstanding the foregoing, beginning as of the Third Amendment Effective Date, the Applicable Unused Line Fee Margin shall be 0.25%.”

(b) Section 1.11 of the Credit Agreement is hereby amended as follows:

(i) by amending and restating item (5) within clause (a) thereof in its entirety as follows:

“(5) to principal payments on the other Loans, any outstanding Bank Product Obligations under any Bank Product Agreements, solely to the extent of any Reserve with respect to any such Bank Product Agreement, and to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations and Bank Product Obligations so reserved; and”

(ii) by amending and restating item (6) within clause (a) thereof in its entirety as follows:

“ (6) to all other Obligations including, without limitation, all other outstanding Bank Product Obligations, and expenses of Lenders to the extent reimbursable under Section 11.3

(iii) by inserting at the conclusion of clause (a) thereof the following text:

“Notwithstanding the foregoing, no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.”

(c) Section 1.15 of the Credit Agreement is hereby amended by inserting a new clause (d) immediately following clause (c) thereof to read as follows:

“(d) If a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA, such Foreign Lender shall deliver to Agent and the Borrower Representative any documentation under any applicable law or reasonably requested by Agent or the Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

(d) Section 1.16 of the Credit Agreement is hereby amended by inserting a new clause (e) immediately following clause (d) thereof to read as follows:

“(e) Notwithstanding anything herein to the contrary, for purposes of this Section 1.16, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives of general application thereunder or issued in connection therewith shall be deemed to have been enacted, adopted or issued prior to the Restatement Date, regardless of the date actually enacted, adopted or issued.”

(e) Section 6.1 of the Credit Agreement is hereby amended as follows:

(i) by amending and restating clause (ii) thereof in its entirety as follows:

“(ii) such Permitted Acquisition shall only involve assets located in the United States or Canada (subject to immaterial amounts of assets not so located) and comprising a business, or those assets of a business, of the type engaged in or reasonably related to or useful to the type engaged in by Borrowers as of the Third Amendment Effective Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals of the type applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;”

(ii) by amending and restating clause (v) thereof in its entirety as follows:

“(v) unless Agent otherwise consents, the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target in connection with all Permitted Acquisitions) shall not exceed $60,000,000 (and $30,000,000 for any single Permitted Acquisition);”

(iii) by amending and restating clause (vii) thereof in its entirety as follows:

“(vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens other than (A) Permitted Encumbrances and (B) any other Liens existing on such business or assets at the time of acquisition thereof by a Credit Party and not created in contemplation thereof and which do not attach to any other assets of the Credit Parties;”

(iv) by amending and restating clause (viii) thereof in its entirety as follows:

“(viii) at or prior the closing of any Permitted Acquisition, Agent will be granted a first priority Lien (subject to Permitted Encumbrances and such Liens permitted pursuant to clause (vii)(B) above) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;”

(v) by amending subclause (ix)(A) therein by (A) deleting each reference therein to “$30,000,000” and substituting therefor in each case a reference to “$25,000,000”, (B) deleting each reference therein to “$10,000,000” and substituting therefor in each case a reference to “$20,000,000”, and (C) deleting the reference therein to “$5,000,000” and substituting therefor a reference to “$10,000,000”; and

(iv) by amending and restating clause (x) thereof in its entirety as follows:

“(x) on or prior to the date of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including those specified in the last sentence of Section 5.9; and”.

(f) Section 6.3 of the Credit Agreement is hereby amended as follows:

(i) by amending and restating subclause (a)(vi) therein its entirety as follows:

“(vi) hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or provided by any Lender or any Affiliate of a Lender and entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices,”

(ii) by deleting the reference to “Capitalized Leases” in subclause (b)(iv) therein and substituting therefor a reference to “Capital Leases”; and

(iii) by deleting the reference to “$2,500,000” in subclause (b)(iv) therein and substituting therefor a reference to “$10,000,000”.

(g) Section 6.7 of the Credit Agreement is hereby amended by deleting the reference to “$7,500,000” in clause (c) therein and substituting therefor a reference to “$10,000,000”.

(h) Section 6.13 of the Credit Agreement is hereby amended by

(i) amending and restating clause (c) thereof in its entirety as follows:

“(c) payments to redeem, purchase, repurchase, or retire, or to obtain the surrender of, any restricted stock (vested or unvested), outstanding warrants, options, or other rights to acquire Stock of any Credit Party now or hereafter outstanding in connection with employee benefit plans or compensation of directors of a Credit Party in the ordinary course of business, so long as, prior to and after giving effect to any such payment, (i) no Default or Event of Default exists, and (ii) Borrower is in compliance with the Financial Covenant and”.

(ii) inserting a new clause (e) immediately following clause (d) thereof to read as follows:

“(e) other dividends and share repurchases in an aggregate amount not to exceed $1,500,000 in any Fiscal Year, so long as (i) after giving effect to any such dividend or payment, Borrowing Availability is greater than $30,000,000 and (ii) no Event of Default shall have occurred and be continuing or would result therefrom.”

(i) Annex A to the Credit Agreement is hereby amended as follows:

(i) By amending the definition of “Commitment Termination Date” thereof in its entirety as follows:

“Commitment Termination Date” means the earliest of (a) May 28, 2019, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitments to zero dollars ($0).

(ii) By amending the definition of “Lenders” thereof in its entirety as follows:

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement and, if any such Lenders shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender; provided, that solely in respect of Bank Product Obligations owing to any Bank Product Provider, the granting of a Lien by any Credit Party under any Loan Document on behalf of or for the benefit of any “Lender” shall include any Affiliate of any such Lender.

(iii) By amending the definition of “Minimum Availability Amount” thereof in its entirety as follows:

“Minimum Availability Amount” means, as of any date of determination, an amount equal to the greater of (a) $12,500,000 and (b) 12.5% of the Borrowing Base (but not to exceed 12.5% of the Maximum Amount) as of that date.

(iv) By amending the definition of “Obligations” thereof in its entirety as follows:

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Bank Product Obligations, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents. Obligations shall also include obligations of the Credit Parties to any Lender (or any Affiliate of any Lender) in respect of Banking Services; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.”

(v) By amending the definition of “Real Estate Borrowing Base” thereof in its entirety as follows:

“Real Estate Borrowing Base” means, as of any date determined by Agent, from time to time, an amount equal to the lesser of (a) 50% of the appraised fair market value of Borrowers’ owned Real Estate and (b) $30,000,000; provided that the amount of the Real Estate Borrowing Base shall amortize monthly on a twelve and a half-year straight-line basis, beginning on the first day of the calendar month following completion of the appraisals contemplated by the Second Amendment; provided, however, that at the option of the Borrower Representative, but subject to the conditions and delivery requirements set forth in Section 4 of the Third Amendment, the amount of the Real Estate Borrowing Base shall instead amortize monthly on a twelve and a half-year straight-line basis, beginning on the first day of the calendar month following completion of the appraisals contemplated by the Third Amendment.

(vi) By amending the definition of “Requisite Lenders” thereof in its entirety as follows:

“Requisite Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that at any time more than one Lender has a Revolving Loan Commitment (or if the Revolving Loan Commitments have been terminated, Loans), “Requisite Lenders” shall require at least two (2) non-affiliated Lenders.

(vii) By amending the definition of “Revolving Loan Commitment” therein in its entirety as follows:

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Sixty Million Dollars ($160,000,000) on the Third Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

(viii) By amending the definition of “Taxes” therein in its entirety as follows:

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof and excluding any United States federal withholding Taxes imposed under FATCA.

(ix) By inserting the following new definition therein in appropriate alphabetical order:

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any obligations under a Hedge Agreement otherwise constituting Obligations hereunder (“Swap Obligations”) if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligations under a Hedge Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to Swap Obligations under a Hedge Agreement; provided, however, that if any Guarantor that was not an “eligible contract participant” at the time any such guarantee of a Swap Obligation under a Hedge Agreement was entered into thereafter becomes an “eligible contract participant,” such Guarantor shall, by virtue of any applicable Guaranty or joinder thereto and without any further action by any Person, be deemed to have guaranteed the Swap Obligations under Hedge Agreements and granted a security interest to secure such Swap Obligations under Hedge Agreements, and such Swap Obligations under Hedge Agreements shall no longer constitute Excluded Rate Contract Obligations with respect to such Guarantor. If a Swap Obligation under a Hedge Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Hedge Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement dated as of May 28, 2014 by and among the Borrowers, the other Credit Parties, Agent and the Lenders.

“Third Amendment Effective Date” has the meaning ascribed to it in Section 3 of the Third Amendment.

(j) Annex F to the Credit Agreement is hereby amended by amending and restating clause (a) therein in its entirety to read as follows:

“(a) Minimum Fixed Charge Coverage Ratio. On any date that Borrowing Availability is less than the Minimum Availability Amount, Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.05:1.00.”

(k) Annex I to the Credit Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

2. Representations and Warranties of Credit Parties. In order to induce Agent and Lenders to enter into this Amendment, each Credit Party hereby jointly and severally represents and warrants to Agent and Lenders that:

(a) Representations and Warranties. After giving effect to this Amendment, no representation or warranty by any Credit Party contained in the Credit Agreement or any of the other Loan Documents, including this Amendment, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date.

(b) Authorization, etc. Each Credit Party has the power and authority to execute, deliver and perform this Amendment. Each Credit Party has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Amendment. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Credit Party’s execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). No Credit Party’s execution, delivery or performance of this Amendment conflicts with, or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien upon any material property of any Credit Party by reason of the terms of (i) any mortgage, deed of trust, material lease, material agreement, indenture, material contract or other material instrument to which any Credit Party is a party or which is binding upon it, (ii) any law or regulation or order or decree of any court or Governmental Authority applicable to any Credit Party, or (iii) the charter, bylaws, partnership or operating agreement, as applicable, of any Credit Party.

(c) No Default. No Default or Event of Default has occurred and is continuing, or would result after giving effect hereto.

3. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the satisfaction, and delivery to Agent (on behalf of itself and Lenders), of each condition set forth in this Section 3 on or prior to the date hereof (the “Third Amendment Effective Date”):

(a) Amendment. Duly executed originals of this Amendment from each Credit Party, the Agent and the Lenders.

(b) Reaffirmation of Collateral Documents. Duly executed originals of a Reaffirmation of Collateral Documents, dated the Third Amendment Effective Date, executed by each Credit Party.

(c) Notes. Duly executed originals of (i) amended and restated Revolving Notes for each Lender executed by the Borrowers and (ii) an amended and restated Swing Line Note for the Swing Line Lender executed by the Borrowers, each dated as of the Third Amendment Effective Date.

(d) Third Amendment Fee Letter. Duly executed originals of that certain Third Amendment Fee Letter dated as of the Third Amendment Effective Date by and between the Borrowers and GE Capital, and Agent, for the account of GE Capital, shall have received from Borrowers all fees in connection therewith, which fees are fully earned and payable as of such date and shall constitute part of the Obligations.

(e) Amendment Fees. Agent shall have received from Borrowers on the Third Amendment Effective Date, for the account and pro rata benefit of Lenders, (i) an amendment fee in the amount of $180,000 and (ii) a fee with respect to the increase in the Revolving Loan Commitment pursuant to this Amendment in the amount of $100,000, and each such fee is fully earned and payable as of such date and shall constitute part of the Obligations.

(f) Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including, as requested by Agent, within ninety (90) days following the Third Amendment Effective Date (or such longer period to which Agent may consent), verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Third Amendment Effective Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

(g) Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith on the Third Amendment Effective Date, each certified as of the Third Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

(h) Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents on the Third Amendment Effective Date, certified as of the Third Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

(i) Opinions of Counsel. Duly executed originals of opinion of Bryan Cave LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated the Third Amendment Effective Date.

(j) Other Documents. All other agreements, certificates and other documents as Agent may reasonably request to accomplish the purposes of this Amendment.

4. Post-Third Amendment Effective Date Obligations. In addition to the conditions to effectiveness set forth in Section 3 above, the Borrowers hereto agree that within ninety (90) days of the Third Amendment Effective Date (or such longer period as shall be permitted by Agent in its sole discretion), Agent shall have received (a) duly executed Mortgage amendments (or amended and restated Mortgages, as applicable) covering all of the owned Real Estate of the Credit Parties listed on Schedule A hereto (other than #12 therein relating to the Real Estate located in Pennsylvania), (b) title insurance commitments (or date-down endorsements with respect thereto) with respect to all of the owned Real Estate of the Credit Parties listed on Schedule A hereto (other than #12 therein relating to the Real Estate located in Pennsylvania), and (c) to the extent requested by the Borrower Representative in connection with the re-set of the Real Estate Borrowing Base, recent appraisals for all of the owned Real Estate of the Credit Parties listed on Schedule A hereto, conducted by appraiser(s) chosen by Agent, and in each case in form and substance (including, without limitation, with respect to the appraisals, in compliance with FIRREA appraisal requirements) reasonably satisfactory to Agent. The parties hereto agree that (i) upon the receipt of all of the appraisals required above, the Real Estate Borrowing Base shall be recalculated and reset by Agent in accordance with the terms thereof (as amended by this Amendment), based on the results of such appraisals and (ii) such appraisals shall not count against the limited number of Real Estate appraisals for which expense reimbursement may be sought pursuant to clause (f) of Annex E to the Credit Agreement. The failure by Borrowers to deliver the documentation required pursuant to clauses (a) and (b) of this Section 4 within the timeframe set forth herein shall constitute an immediate Event of Default.

5. Reference to and Effect on Loan Documents.

(a) Ratification. Except as specifically provided in this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and each Credit Party hereby ratifies and confirms each such Loan Document.

(b) No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any right, power or remedy of Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification (except as expressly set forth in Section 1 hereof) with respect to any provision of the Credit Agreement or any of the other Loan Documents. Upon the effectiveness of this Amendment each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereby.

6. Miscellaneous.

(a) Successors and Assigns. This Amendment shall be binding on and shall inure to the benefit of the Credit Parties, Agent and Lenders and their respective successors and assigns, except as otherwise provided herein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Agent and Lenders. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Credit Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

(b) Entire Agreement. This Amendment, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c) Fees and Expenses. As provided in Section 11.3 of the Credit Agreement, the Borrowers agree to pay on demand all fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment.

(d) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e) Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f) Conflict of Terms. Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Amendment shall govern and control.

(g) Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Amendment by telecopy shall be effective as delivery of a manually executed signature page to this Amendment.

(h) Incorporation of Credit Agreement. The provisions contained in Sections 11.9 and 11.13 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Credit Agreement.

(i) Acknowledgment. Each Credit Party hereby acknowledges its status as a Credit Party and affirms its obligations under the Credit Agreement and represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”), which any Credit Party may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the “Lender Released Parties”), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Credit Party hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Credit Party may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Amendment. Each Credit Party further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.

[signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

HUTTIG BUILDING PRODUCTS, INC., as a
Borrower

By:	/s/ Philip W. Keipp
Title:	VP, Chief Financial Officer

HUTTIG, INC., as a Borrower

By:	/s/ Philip W. Keipp
Title:	VP, Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Kai Sorenson
Duly Authorized Signatory
Title:	Vice President

GE ASSET BASED MASTER NOTE LLC

By:	/s/ Kai Sorenson
Duly Authorized Signatory
Title:	Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Laura Wheeland
Title:	Vice President

SCHEDULE A

Owned Real Estate at the following 13 locations:

1.	3601 N. 34th Ave., Phoenix, AZ 85079

2.	25 John Hancock Road, Taunton, MA 02780

3.	4072 Nash Road, Cape Girardeau, MO 63701

4.	370 Creble Road, Selkirk, NY 12158

5.	8100 S.W. Hunziker Rd., Tigard, OR 97223

6.	525 C St., N.W., Auburn, WA 98701

7.	7 Gaywalk Street, Augusta, ME 04330

8.	30244 Country Rd #12, Elkhart, IN 46515

9.	36 W. Lenhardt Road, Greenville, SC 29611

10.	2194 Sage Road, Medford, OR 87501

11.	3375/3231 North Wesleyan Highway, Rocky Mount, NC 27801

12.	350 Lasley Ave., Hanvover Ind Estates, Wilkes Barre, PA 18706

13.	240 N.W. Industrial Park, Jackson, MS 39213

ANNEX I (from Annex A—Revolving Loan Commitments definition)

to

CREDIT AGREEMENT

Lender(s):

General Electric Capital Corporation Revolving Loan Commitment (including a Swing Line Commitment of $16,000,000):	$48,000,000
GE Asset Based Master Note LLC	$32,000,000
Wells Fargo Capital Finance, LLC	$80,000,000

Total:	$160,000,000